                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:   $680.00

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:  Schedule 14A

     -------------------------------------------------------------------------


     (3) Filing Party:  Divall Income Properties 3 Limited Partnership

     -------------------------------------------------------------------------


     (4) Date Filed:  April 2, 1998

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

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                        101 W. 11th Street, Suite 1110
                          Kansas City, Missouri 64105


--------------------------------------------------------------------------------

                    REQUEST FOR CONSENT OF LIMITED PARTNERS

--------------------------------------------------------------------------------

Dear Limited Partner:

     As discussed more fully in the attached Consent Statement, we are soliciting the consent of Limited Partners to a sale of all the Partnership's remaining properties and a subsequent liquidation of the Partnership. We believe that a liquidation of the Partnership is in the best interests of the Limited Partners. Please read the Consent Statement carefully before filling out the attached Consent Card.

     Holders of more than 50% of the outstanding Partnership units must approve the sale of all or substantially all of the Partnership's assets. Only Limited Partners of record at the close of business on April 10, 1998 will be entitled to notice of, and to participate in, the vote. Failure of a Limited Partner to return a Consent Card will constitute a vote AGAINST the proposed sale.

     If Limited Partners holding a majority of outstanding Partnership interests do approve of the sale, we will aggressively pursue the final sale of the properties on the terms described in the Consent Statement.

     Your consent is important. Please sign and date the enclosed GRAY Consent Card and return it promptly in the enclosed return envelope. You may revoke your Consent in writing.

                                    Very truly yours,

                                    THE PROVO GROUP, INC.,
                                    as General Partner of
                                    DIVALL INCOME PROPERTIES 3 LIMITED
                                    PARTNERSHIP

                                    April 15, 1998

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                          101 W. 11TH ST. SUITE 1110
                          KANSAS CITY, MISSOURI 64105


                               CONSENT STATEMENT
                                April 15, 1998

     This Consent Statement is being furnished to holders of limited partnership interests ("Limited Partners") in DiVall Income Properties 3 L.P., a Wisconsin limited partnership ("Partnership"), in connection with the solicitation of written consents by the Partnership to approve a sale of all of the Partnership's properties either on an individual or group basis (the "Proposed Transaction"), and to subsequently liquidate the Partnership. No meeting will be held in connection with this solicitation of consents from the Limited Partners. To be counted, a properly signed GRAY Consent Card must be received by the independent voting tabulator Resource/Phoenix (the "Tabulator") at 2401 Kerner Blvd., San Rafael, California 94901 on or before May 31, 1998. Failure of a Limited Partner to return a Consent Card will constitute a vote AGAINST the Proposed Transaction.

     This Consent is solicited by the General Partner, The Provo Group, Inc., on behalf of the Partnership. Solicitation of consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partner, who will not receive additional compensation for their efforts. The total cost of soliciting consents will be borne by the Partnership.

     Only Limited Partners of record at the close of business on April 10, 1998 will be entitled to vote by consenting to the Proposed Transaction. A Limited Partner may revoke its Consent Card at any time prior to May 31, 1998, by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card or (ii) a duly executed Consent Card bearing a later date. This Consent Statement and Consent Card were first mailed to Limited Partners on or about April 15, 1998.

                                 INTRODUCTION

General Information

     If the Proposed Transaction is consummated and all of the Partnership's properties are sold, the consideration paid will be at least $3,400,000. This minimum sales price represents approximately 90% of the cumulative appraised value of all Partnership properties, before deducting any expenses incurred to close the transaction. Although the General Partner intends to sell all the properties in a single sale, if the General Partner believes it is in the best interest of the Limited Partners, the properties may be sold individually or in any combination provided that the total sales price for the properties included in the transaction equals or exceeds 90% of the aggregate appraised value for such properties. See "Description of the Proposed Transaction -- Purchase Price."

     The Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") provides in Section 10.2 that the General Partner may not sell substantially all of the properties without the approval of Limited Partners holding more than 50% of the Partnership interests ("Units"). The total number of outstanding Partnership interests as of December 31, 1997 was 17,102.52 Units. Each Unit is entitled to one vote. There is no established trading market for the Units.

     As of December 31, 1997, the Partnership had approximately 1,093 Limited Partners. According to filings with the Securities and Exchange Commission, The Engineers Joint Pension Fund owns 8.77 percent of the Partnership's outstanding Units. To the best knowledge of the General Partner, no other person or group owns more than five percent of the Partnership's outstanding Units. Neither the General Partner, nor any of its officers or directors are the beneficial owners of any Partnership Units.

Forward-Looking Statements

This Consent Statement contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Description of the Proposed Transaction" and "Pro Forma Unaudited Financial Data" as well as within the Consent Statement generally. In addition, when used in this Consent Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the inability of the general partner to find a suitable purchaser for the properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the properties, the discovery of an environmental condition impacting one or more of the properties, an economic downturn in the markets in which the properties are located and other factors set forth in this Consent Statement. The partnership undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.


                    DESCRIPTION OF THE PROPOSED TRANSACTION
                    ---------------------------------------

Background and Recommendation of the General Partners

     The General Partner is currently marketing the Partnership's properties ("Properties"), reviewing both aggregate sales possibilities and single-property sales to determine the most profitable and efficient manner to sell the Properties. While the General Partner's marketing efforts have not been aggressive to date, the General Partner intends to increase its efforts upon a majority vote in favor of the Proposed Transaction. To that end, the General Partner retained Valuation Associates

Real Estate Group of Orlando, Florida ("Valuation Associates") to conduct an appraisal of the Properties, which appraisals were completed on February 4, 1998 and reflect the value of $3,775,000.

     Valuation Associates was selected to appraise the Properties by the General Partner because of its reputation in the industry and due to satisfaction with prior engagements of the firm. The General Partner and Valuation Associates have no other current or ongoing relationships. Valuation Associates has been in the business of the valuation of restaurant and other real estate properties for over 30 years. Its staff includes Members of the Appraisal Institute (MAI) and have other qualifications such as the SRPA designation and various state certifications. Many members of its staff also hold advanced degrees in finance, economics, real estate and restaurant and hospitality management. The market value appraisals of the leased properties provided by Valuation Associates follow the Uniform Standards of Professional Appraisal Practice, and exclude wall coverings, tenant improvements and furniture, fixture and equipment. The appraisal process included inspections of the sites and buildings, gathering and analysis of comparable sales, rents and construction costs, and evaluation of the leased properties under the "income approach," utilizing the discounted cash flow technique.

     The General Partner believes the Proposed Transaction is in the best interests of the Limited Partners and strongly recommends a vote in favor of the Proposed Transaction because: (1) the Partnership's current size limits operating efficiencies; (2) potential for a decrease in property values; (3) improved conditions for the sale of restaurant properties; and (4) the lack of an established trading market for the Units. See "Description of the Proposed Transaction -- Advantages to the Limited Partners."

Description of the Properties

     All of the Properties involve restaurant tenants located at the places set forth in the following table.

Acquisition Date        Tenant              Location           Appraised Value
----------------        ------              --------           ---------------
    08/14/90           Hardee's         2450 E. Layton Ave.       $  870,000
                                        St. Francis, WI

    09/11/90           Applebee's       2101 Greentree Rd.        $1,100,000
                                        Pittsburgh, PA

    02/05/91           Hardee's         9505 S. 13th St.          $  820,000
                                        Oak Creek, WI

    07/01/91           Denny's          9060 Arapahoe Rd.         $  260,000
                                        Englewood, CO

    04/28/92           Denny's          4375 Sinton Rd.           $  725,000
                                        Colorado Springs, CO
                                                                  ----------
                                           Total                  $3,775,000

     All five of the Properties are owned in fee simple and are leased under 20 year terms. All operating leases are triple net which require the tenants to pay all property operating costs, including maintenance, repairs, utilities, property taxes, and insurance. All leases contain percentage rent provisions which require the tenant to pay a specified percentage (3% to 7%) of gross sales above a threshold amount. In the opinion of the General Partner, each of the Properties is adequately covered by insurance.

Terms and Consideration

     If the Proposed Transaction is for all of the Properties, the consideration will be at least $3,400,000 ("Minimum Price"), before deducting all closing expenses, commissions, legal fees and other necessary expenses, the sum of which is estimated at 6% of the final sales price. Any potential buyer ("Buyer") will agree, subject to the terms and conditions set by the Partnership in its bid package, to acquire either (i) all the Properties set forth above for an aggregate purchase price equal to at least the Minimum Price; or (ii) less than all the Properties for a purchase price for the Properties being sold at least equal to 90% of the cumulative sum of the appraised value for such Properties.

     The General Partner intends to sell the Properties under a closed bid process. Such a process will include identification of target purchasers with proven financing ability and performance of certain evaluations of the Properties, such as environmental testing. Bid packages will be sent to no less than 6 potential purchasers. Potential purchasers will be requested to sign confidentiality agreements to safeguard the Partnership's confidential and proprietary information. Sealed bids will be requested. Each bid must be all cash, completely unconditional and accompanied by a substantial deposit.

     If the Proposed Transaction is approved, the General Partner intends to conduct the sale in an aggressive and efficient manner, resulting in timely distributions to Limited Partners. Accordingly, the General Partner has established the following time line goals for completion of the Proposed
Transaction:

          May 31, 1998               Deadline for receipt of Consent Cards

          June 15, 1998              Send bid packages to prospective purchasers

          July 15, 1998              Deadline for receipt of bid proposals

          August 31, 1998            Closing of Proposed Transaction

          November 15, 1998          Final Distribution to Limited Partners

The foregoing are the General Partner's goals for and estimates of the time required for each step of the Proposed Transaction. Various delays may be encountered which could result in a later closing date or distribution date.

     Three of the Partnership's leases contain rights of first refusal, allowing lessees to match any purchase price within 30 days of notice. Under the schedule detailed above, these rights are not expected to have a significant impact on the timing of the Proposed Transaction.

     The General Partner will attempt to sell the Properties on the most favorable terms that the General Partner is able to negotiate, but in no event will the General Partner accept a sale price for a group sale of all of the Properties which is less than the Minimum Price nor a sales price for a sale of less than all of the Properties which is less than 90% of the cumulative appraised value of those Properties. Note that in a group sale of two or more Properties, certain individual Properties may be sold for less than 90% of their appraised value if other Properties in the group can be sold at a high enough price to meet the cumulative minimum of 90% of appraised value of all such Properties.

     Certain fees, costs and expenses will be incurred by the Partnership in the proposed sale, including appraisal fees, title insurance fees, survey fees, legal fees, brokerage and disposition fees or commissions, and the like. The General Partner estimates such expenses will constitute approximately 6% of the total sales price.

Advantages to the Limited Partners

     Lack of Operating Efficiency. At its inception, the Partnership owned and managed nine properties. As of February 28, 1998, the Partnership had disposed of all but five of those properties, with a cumulative appraised value of $3,775,000. See "Description of the Properties." At its current size, the Partnership no longer benefits from the management efficiencies that occur when operating multiple properties. The Partnership's expenses have not decreased in proportion to the number of properties sold and the resulting decrease in net cash flows from operations. Certain expenses of the Partnership, such as audit fees, the contractual minimum management fees, tax return and K-1 preparation, and securities law compliance fees, are relatively fixed and do not vary with the number of properties owned. Consequently, the General Partner believes that the Proposed Transaction would provide the most profitable and efficient manner to distribute the Partnership's value to the Limited Partners.

     Maximizing Value. The General Partner believes that the Proposed Transaction will maximize the Partnership's realization of value in the Properties. The Properties are currently leased under 20 year leases, with remaining lease terms between 9-14 years. The remaining terms of the Leases are one of the primary factors that a prospective buyer will evaluate in pricing the Properties. As the leases approach maturity, prospective buyers are likely to attribute a greater discount to the value of the Properties and, therefore, if the Partnership continues to hold the Properties, the General Partner believes that the Properties' fair market value may decrease.

     Improved conditions for the sale of restaurant properties. As the economic well-being of consumers has increased as a result of full employment and strong financial markets, restaurants have seen increased customer traffic. As a result, in many real estate markets, prices for restaurant properties have been increasing. In addition, the low interest rate environment has resulted in improved values for "triple net" leased properties, the value of which generally move inversely with interest rates.

     Lack of an established trading market. There is currently no active or established trading market for Partnership Units. The Proposed Transaction would provide an efficient and cost effective manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling its Units individually. The General Partner believes that the

Proposed Transaction is the most attractive opportunity for the Limited Partners to obtain the value of their Units because Properties will be sold in a competitive bid process. Selling Units individually may require selling at a price below the appraised value to attract a buyer for an illiquid investment. The General Partner also believes that the Proposed Transaction is likely to result in a higher value to Limited Partners than a tender offer for Units, because such tender offers usually reflect a substantial discount for lack of marketability of the Units and the profit requirements of the offeror.

Disadvantages to Limited Partners

     While the General Partner believes that the Proposed Transaction would be in the best interests of the Limited Partners, each Limited Partner should consider the following factors in evaluating the Proposed Transaction. Upon the completion of the liquidation, Limited Partners will no longer receive distributions of cash flows from operations since the Partnership will no longer be operating the Properties. However, Limited Partners will receive a distribution of the net proceeds from the sale of Properties, after deduction of certain expenses and fees as described above. Limited Partners will be subject to capital gains taxes to the extent the sales price per Unit exceeds the Limited Partner's adjusted tax basis in each Unit. Finally, Limited Partners will not benefit from future appreciation, if any, in the value of the Properties if the Properties are sold.

Advantages to the General Partner

     The Permanent Management Agreement ("PMA") and the amended Partnership Agreement both provide for the General Partner to receive a 3% commission ("Disposition Fee") on the sale of any Partnership properties if it provides a substantial portion of the services in the sales effort. While eventually all Properties will be sold, consummation of the Proposed Transaction may allow the General Partner to collect such fees earlier than it might otherwise if the Partnership remained an ongoing concern, but conversely eliminates future management fees to the General Partner following liquidation of the Partnership.

          FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

     The following is a summary of the material Federal income tax consequences which may affect a Limited Partner resulting from the Proposed Transaction. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner's individual circumstances.

     This summary is based on the Internal Revenue Code of 1986, as amended ("Code"), as well as currently existing regulations thereunder, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, state or local taxes may have on the Proposed Transaction. Furthermore, no assurance can be given as to the accuracy or completeness of this summary.

Taxation of Partnerships in General

     An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, income or loss "flows through" the partnership to the partners, who are taxed individually on their allocable shares of partnership income, gain, loss or deductions. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership's gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year.

Basis of Partnership Interests

     A partner's basis in its unit is equal to its cost for such unit, reduced by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner's share of partnership liability is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership. Generally, a partner may not take recourse liabilities into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner's allocable share of the nonrecourse liability will be taken into account to determine basis.

Effect of the Proposed Transaction

     The Proposed Transaction will be a taxable event to the Limited Partners. Gain or loss on a sale generally will be measured by the difference between the amount realized and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the partnership is discharged as a result of the sale. The adjusted basis of property is generally the initial tax basis less deductions, allowed or allowable, for depreciation.

     A substantial portion of the assets to be sold, including building, land and equipment, which were held for more than one year are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred by the Partnership in that year, and the section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement.

Effect of Liquidation

     Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash distributed to it exceeds the partner's basis in its Unit at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss received from the normal operations of the partnership during the year of liquidation, may constitute ordinary income or loss.

     Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than eighteen months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 20% rate. If the Limited Partner has held his units more than one year, but less than 18 months, such gain will be a mid-term capital gain. Mid-term capital gains are generally taxed at a 28% rate. If the Limited Partner has held its Units for less than a year, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.

Exempt Employee Trusts and Individual Retirement Accounts

     Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from "debt-financed properties" as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as "inventory," and are not held primarily for sale to customers in the ordinary course of the Partnership's business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership's temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS AND THE EFFECTS OF THIS TRANSACTION AS TO FEDERAL TAXES INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

               DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP
               ------------------------------------------------

     Upon completion of the Proposed Transaction, the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement, although the distribution to the General Partner is expected to be limited to the minimum amount necessary to cover its tax obligations resulting from the liquidation. In addition, pursuant to Paragraph 24 of the Permanent Manager Agreement between the Partnership and the General Partner, the Partnership will use approximately $100,000 from the Indemnification Trust to purchase general liability insurance coverage in a policy that will cover a 5 year "tail" period. The insurance will cover the General Partner from claims arising from or related to the General Partner's operation of the Partnership. The insurance will not include coverage for criminal acts or fraud. The remainder of the amounts in the Indemnification Trust, approximately $200,000, will be distributed with the sale proceeds during liquidation.

     While the Minimum Price provides a floor on the amounts to be received in the proposed sale, the General Partner believes that there is a reasonable likelihood that the Properties will actually be sold at or above their appraised values. The General Partner estimates that a sale of the Properties at the appraised values will, after deducting all expenses associated with this consent solicitation, the sale of properties and establishment of required reserves, result in a liquidating distribution to the Limited Partners of approximately $242 per Unit. The Limited Partners are also expected to receive a distribution of $70 per Unit in May of 1998, consisting of proceeds from the January sale of the Partnership's Denny's property in Sanford, Florida. Together, the General Partner anticipates that all liquidating distributions will total $312 per Unit. If a final liquidating distribution of $242 per Unit is achieved, then Limited Partners will have received a total of $910 to $746 per Unit in distributions over the life of the Partnership (from the first Unit sold in 1991 to the last in April of 1992). For additional information regarding the calculation of the estimated liquidating distribution upon a sale at the Minimum Value, the appraised value, and at 10% above the appraised value, see Note 3 to the "Pro Forma Unaudited Financial Data," below.

     Upon completion of the distribution of the Partnership's funds and the liquidation of the Partnership, the General Partner will execute and record a Certificate of Cancellation of the Partnership, and the legal existence of the Partnership will cease.


                            REGULATORY REQUIREMENTS
                            -----------------------

     Other than the requirement under Wisconsin law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that apply to the Proposed Transaction.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
               -------------------------------------------------

     The following document filed by the Partnership with the Securities & Exchange Commission are hereby incorporated in this Consent Statement by reference:

     Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("Form 10-K").

     All reports and other documents filed by the Partnership after the date of this Consent Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 and prior to the final date on which written consents may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Statement.


                      PRO FORMA UNAUDITED FINANCIAL DATA
                      ----------------------------------

     The following unaudited pro forma balance sheet assumes that as of December 31, 1997, the Partnership had sold the Properties for $3,775,000 and liquidated the Partnership. The funds available for distribution to Limited Partners, adjusting for payment of liabilities of the Partnership, expenses and prorations of sale and expenses of liquidation, are expected to total approximately $5,411,000, including proceeds from the January sale of the Partnership Denny's property in Sanford, Florida, which will be distributed in May.

     The unaudited pro forma balance sheet should be read in conjunction with the appropriate notes to the unaudited pro forma financial data.

ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL DATA IS BASED UPON AMOUNTS AS OF DECEMBER 31, 1997. FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP

                            PRO FORMA BALANCE SHEET

                               December 31, 1997
                                  (Unaudited)

                                                                           Pro Forma Adjustments
                                                              ----------------------------------------------
                                                                 Sale of         Sale of
                                              Historical        Property        Remaining      Liquidation &      Pro Forma
                                             December 31,     January 1998     Properties       Dissolution      December 31,
                                                 1997           (Note 1)        (Note 2)          (Note 3)          1997
                                             ------------     ------------     -----------     -------------     ------------
             Assets

Investment Properties                         $4,578,585      $(1,005,603)     $(3,572,982)     $         0                $0

Cash and cash equivalents, at cost
  which approximates market value                595,420        1,194,878        3,479,611       (5,269,909)                0
Cash held in indemnification trust               290,662                                           (290,662)                0
Receivables and prepaid assets                    26,711                                            (26,711)                0
Deferred rent receivable                          31,029                           (31,029)                                 0
Deferred fees, net of amortization                21,524                           (21,524)                                 0
                                              ----------      -----------      -----------      -----------                --
Total Assets                                  $5,543,931      $   189,275      $  (145,924)     $(5,587,282)               $0
                                              ==========      ===========      ===========      ===========                ==
    Liabilities and Partners' Capital

Due to current General Partner                $    1,395                                        $    (1,395)               $0
Accounts payable and accrued expenses             25,331                                            (25,331)                0
Security deposits                                 36,819          (10,184)         (26,635)                                 0
Unearned rental income                            42,254                           (42,254)                                 0
                                              ----------      -----------      -----------      -----------                --
                                                 105,799          (10,184)         (68,889)         (26,726)                0
                                              ----------      -----------      -----------      -----------                --
Partners' Capital:
  General Partner                                  8,805            1,995             (770)         (10,029)                0
  Limited Partners                             5,429,327          197,464          (76,265)      (5,550,527)                0
                                              ----------      -----------      -----------      -----------                --
                                               5,438,132          199,459          (77,035)      (5,560,556)                0
                                              ----------      -----------      -----------      -----------                --
Total Liabilities and Partners' Capital       $5,543,931      $   189,275      $  (145,924)     $(5,587,282)               $0
                                              ==========      ===========      ===========      ===========                ==

           See accompanying notes to pro forma financial statements.

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

Note 1
------
   During January 1998, the Partnership's Denny's property in Sanford, Florida was sold to the tenant for $1,250,000, resulting in a net gain, after disposition fees, of approximately $200,000. The net proceeds from this sale of approximately $1,195,000 ($70 per unit) will be distributed to limited partners with their May 15, 1998 distribution.


Note 2
------
   The pro forma balance sheet assumes that the Partnership's remaining properties have been sold for $3,775,000 (the appraised value).

   The estimated loss recognized from the sale of the remaining properties has been computed as follows:

       Total contract sale price (at appraised value)                $ 3,775,000
          Less:  Net book value of real estate investment properties  (3,572,982)
                 Disposition fee (a)                                    (113,250)
                 Other expenses of sale (primarily legal fees and
                   title insurance)                                     (113,250)
                 Write-off of non-cash assets                            (52,553)
                                                                     -----------
       Net (loss) on sale of real estate (at appraised value)        $   (77,035)
                                                                     ===========

(a) All or part of the disposition fee may be paid to an affiliate of the general partner pursuant to the terms of the Permanent Manager Agreement and the amended Partnership Agreement. Services to be provided by the general partner in connection with the liquidation include administrative services pertaining to any future IRS and state tax audits for all open years as well as all other ongoing partnership recordkeeping requirements.


Note 3
------
     The costs of dissolution and liquidation of the Partnership are estimated at $225,000, including $100,000 for the purchase of General Partner liability insurance in exchange for the release of the Partnership's Indemnification Trust in the amount of approximately $290,000.

     The estimated distribution of available funds in liquidation of the Partnership to limited partners as of December 31, 1997 based on three estimated selling price scenarios has been computed as follows:

                                                                                                          Sale Price
                                                                                          ------------------------------------------
                                                                                           10% Below        Appraised     10% Above
                                                                                           Appraisal          Value       Appraisal
                                                                                          -----------      -----------   -----------
     Total contract sale price                                                            $3,400,000       $3,775,000    $4,152,500
     Liabilities transferred in sale                                                         (68,889)         (68,889)      (68,889)
     Disposition fee per Permanent Manager Agreement                                        (102,000)        (113,250)     (124,575)
     Other expenses of sale (primarily legal fees and title insurance)                      (102,000)        (113,250)     (124,575)
                                                                                          -----------      -----------   -----------

         Adjusted cash received                                                            3,127,111        3,479,611     3,834,461

         Add:  Current liquid assets of the Partnership (including
                 indemnification trust account)                                              912,793          912,793       912,793
               Proceeds from January property sale                                         1,194,878        1,194,878     1,194,878
         Less: Current liabilities of the Partnership                                        (26,726)         (26,726)      (26,726)
               Estimated expenses of liquidation and dissolution                            (225,000)        (225,000)     (225,000)
                                                                                          -----------      -----------   -----------


         Estimated cash available for final distribution                                  $4,983,056       $5,335,556    $5,690,406
                                                                                          ===========      ===========   ===========

         Estimated distribution to Limited Partners per $1,000 unit assuming
             liquidation retroactively to December 31,1997                                   $291.36          $311.97       $332.72
                                                                                          ===========      ===========   ===========

         Pro forma distribution comprising December 31, 1997 liquidation value:
             May 15, 1998 distribution of January 1998 property sale proceeds                 $70.00           $70.00        $70.00

             Estimated final liquidation distribution                                        $221.36          $241.97       $262.72
                                                                                          -----------      -----------   -----------

                                                                                             $291.36          $311.97       $332.72
                                                                                          ===========      ===========   ===========

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP,

                        a Wisconsin Limited Partnership

                     CONSENT OF LIMITED PARTNER TO SALE OF
                       ALL OF THE PARTNERSHIP'S PROPERTY

     The undersigned Limited Partner acknowledges receipt of the Consent Statement dated April 15, 1998 respecting the proposed sale of the Partnership's properties and the subsequent liquidation of the Partnership. The undersigned Limited Partner understands that the General Partner is seeking the consent of the Limited Partners to a sale of the Partnership's properties at a Minimum Sale Price of $3,400,000, to one or more buyers.

     The General Partner recommends a vote FOR a sale of the Partnership's properties.

     THIS PROPOSED SALE OF THE PARTNERSHIP'S PROPERTIES REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

     PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

          Consent to the Sale of the Partnership's Properties: proposal to authorize the General Partner to sell all of the Partnership's properties at a gross purchase price of not less than $3,400,000. Approval of a sale of the Partnership's properties will also be deemed a consent to the termination and dissolution of the Partnership (upon completion of the sale).

                  FOR [  ]     AGAINST [  ]     ABSTAIN [  ]



               _________________________________________     Date:______________
               Signature of Unit Holder

               _________________________________________
               Print Name

[LABEL]

               _________________________________________     Date:______________
               Signature of Unit Holder, if held jointly

               _________________________________________
               Print Name

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ABOVE LABEL REPRESENTING YOUR LIMITED PARTNERSHIP INTEREST. WHEN SUCH INTEREST(S) ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE OF SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE HAVE SIGNED IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON.